CERTIFICATE OF INCORPORATION

FIRST:	The name of this corporation shall be:
HURLEY EXPLORATION INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is One Hundred Million (100,000,000) shares of common stock with a par value of $.001.

FIFTH: The name and address of the incorporator is as follows:

Lynn CanneLongo 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808
SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 12th day of November, AD. 2004.

 /s/Lynn CanneLongo

Lynn CanneLongo, Incorporator

City of Wilmington

County of New Castle

Dated: November 12, 2004

ORGANIZATION ACTION IN WRITING OF INCORPORATOR

OF

HURLEY EXPLORATION INC.

(Organized November 12, 2004)

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person[s] to serve as the directors of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

CHET KURZAWSK1

/s/Lynn CanneLongo

Lynn CanneLongo, Incorporator